Exhibit 99

TITAN REPORTS FOURTH QUARTER AND YEAR-END RESULTS

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
February 28, 2007

Fourth quarter highlights:

•	Titan achieved a 71 percent increase, or $69 million, in net sales in the fourth quarter of 2006. Net sales were $165.6 million, compared to $96.6 million in the fourth quarter of 2005.

•	Selling, general and administrative expenses decreased to 7.1 percent of net sales in the fourth quarter of 2006 as compared to 8.3 percent in the fourth quarter of 2005.

•	In December 2006, Titan completed a $200 million senior unsecured five-year bond offering due January 2012.

Statement of Chief Executive Officer:

“Due to a nearly 15 percent decrease in the farm market in 2006, Titan is converting approximately one-third of production at our facility in Freeport, Illinois, from farm to off-the-road (OTR) tire production,” said Titan Chairman and CEO Maurice M. Taylor. “Titan’s three tire facilities in Freeport, Des Moines, Iowa, and Bryan, Ohio, began a process of realignment this past fourth quarter, and will continue this process through the second quarter of 2007. It is Titan’s goal to produce over $200 million in OTR tires in 2007. Titan is also moving ahead with new designs for OTR tires and wheels, which we believe will change the entire industry. The farm business is starting to grow, but it will be later in the year before Titan can say how strong it will be in 2007.”

Year-to-date highlights:

•	Year-to-date net sales increased $209.3 million, or 45 percent, to $679.5 million when compared to 2005 year-to-date net sales of $470.1 million.

•	Titan expanded its product offering into larger earthmoving, mining and construction tires, with the production from Titan Tire Corporation of Bryan, which was acquired on July 31, 2006.

•	Income from operations increased to $22.0 million in 2006 as compared to $12.0 million in 2005, an increase of 83 percent.

•	Pretax income was $8.6 million in 2006 as compared to a $(2.9) million loss in 2005, an $11.5 million increase.

Financial overview:

Titan International, Inc. reported net sales of $165.6 million for fourth quarter of 2006, an increase of 71 percent compared to $96.6 million in fourth quarter 2005. Net sales for 2006 were $679.5 million, up 45 percent from $470.1 million for 2005. The higher sales level was attributed to the expanded agricultural product offering of Goodyear farm tires and earthmoving/construction products resulting from the Continental off-the-road (OTR) acquisition.

Gross profit for the fourth quarter of 2006 was $2.1 million, as compared to $6.7 million in 2005. Year-to-date gross profit was $72.8 million for 2006, as compared to $64.2 million for 2005.

Due to capacity constraints at Titan’s Bryan, Ohio, OTR facility, the company is adding OTR tire capacity at its Freeport, Illinois, and Des Moines, Iowa, facilities. Titan is aligning synergies, which includes retooling, retraining personnel and movement of equipment at the Bryan, Freeport and Des Moines facilities. This realignment decreased the company’s gross margin for the fourth quarter of 2006 as labor costs that are normally dedicated to making products were instead used for retooling, retraining and movement of equipment.

Loss from operations was $(11.6) million in the fourth quarter of 2006, as compared to $(17.3) million in fourth quarter 2005. Income from operations was $22.0 million for the year ended December 31, 2006, and $12.0 million for the year ended December 31, 2005.

Interest expense was $5.0 million in the fourth quarter of 2006 as compared to $1.9 million in the fourth quarter of 2005. Net interest expense for the year 2006 was $17.0 million compared to $8.6 million in 2005. The average 2006 debt balances were higher with the Goodyear farm asset acquisition of approximately $100 million and the Continental OTR asset acquisition of approximately $53 million.

Income tax benefit was $6.4 million and $13.9 million for the fourth quarter of 2006 and 2005, respectively. The company recorded an income tax expense of $3.4 million in 2006 as compared to an income tax benefit of $13.9 million in 2005. The 2005 benefit resulted from reversal of the company’s valuation allowance for the anticipated utilization of net operating loss carryforward in connection with its future Federal income tax filings.

Net loss for the fourth quarter was $(9.5) million, as compared to $(5.5) million in the fourth quarter of 2005. Net income for the year ended December 31, 2006 and 2005 was $5.1 million and $11.0 million respectively.

Basic and fully diluted loss per share was $(.48) for the fourth quarter of 2006 and $(.28) per share for the fourth quarter of 2005. Year-to-date 2006 basic earnings per share were $.26, compared to $.61 per share for the year-to-date 2005. Year-to-date 2006 fully diluted earnings per share were $.26, compared to $.60 per share for the year-to-date 2005.

Titan had a substantial increase in its cash balance to $33.4 million at December 31, 2006, compared to $0.6 million at year-end 2005. Accounts receivable were $73.9 million at December 31, 2006, an increase of 57 percent from the December 31, 2005, balance of $47.1 million. This increase resulted from the significant increase in sales. Titan reduced its short-term debt balance to $0.1 million from $12.0 million. Equity increased to $187.2 million from $167.8 million, an increase of $19.4 million.

Form 10-K:
For additional information and Management’s Discussion and Analysis of Financial Condition and Results of Operations, see the company’s Form 10-K filed with the Securities and Exchange Commission on February 28, 2007.

Purchase of Bryan, Ohio, assets:

On July 31, 2006, Titan Tire Corporation of Bryan, a subsidiary of Titan International, Inc., acquired the off-the-road (OTR) tire assets of Continental Tire North America, Inc. (Continental) in Bryan, Ohio. Titan purchased the assets of Continental’s OTR tire facility for approximately $53 million in cash proceeds. The assets purchased included Continental’s OTR plant, property and equipment located in Bryan, Ohio, of approximately $41 million, inventory of approximately $11 million and other current assets of approximately $1 million.

Safe harbor statement:

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2006. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description:

QUINCY, Ill.—Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles and trailers) applications.

Titan International, Inc.
Consolidated Statements of Operations (Unaudited)
For the three and twelve months ended December 31, 2006 and 2005

Amounts in thousands except earnings per share data.	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net sales	$165,563	$96,583	$679,454	$470,133
Cost of sales	163,421	89,929	606,676	405,923
Gross profit	2,142	6,654	72,778	64,210

Selling, general & administrative expenses	11,830	8,014	42,142	32,270
Royalty expense	1,049	0	5,001	0
Idled assets marketed for sale depreciation	902	744	3,624	4,736
Dyneer legal charge	0	15,205	0	15,205
(Loss) income from operations	(11,639)	(17,309)	22,011	11,999

Interest expense	(5,004)	(1,894)	(17,001)	(8,617)
Noncash convertible debt conversion charge	0	0	0	(7,225)
Other income (expense)	744	(265)	3,564	958
(Loss) income before income taxes	(15,899)	(19,468)	8,574	(2,885)

(Benefit) provision for income taxes	(6,359)	(13,927)	3,430	(13,927)

Net (loss) income	$(9,540)	$(5,541)	$5,144	$11,042

(Loss) earnings per common share:
Basic	$(.48)	$(.28)	$.26	$.61
Diluted	(.48)	(.28)	.26	.60

Average common shares outstanding:
Basic	19,794	19,487	19,702	18,053
Diluted	19,794	19,487	20,044	18,284

Segment Information
Revenues from external customers (Unaudited)
Amounts in thousands	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Agricultural	$91,388	$65,488	$421,096	$310,361
Earthmoving/Construction	65,868	25,817	183,357	131,982
Consumer	8,307	5,278	75,001	27,790
Total	$165,563	$96,583	$679,454	$470,133

Consolidated Condensed Balance Sheets (Unaudited)
Amounts in thousands
	December 31,	December 31,
Assets	2006	2005
Current assets:
Cash & cash equivalents	$33,412	$592
Accounts receivable	73,882	47,112
Inventories	154,604	122,692
Deferred income taxes	29,234	20,141
Prepaid & other current assets	18,801	15,630
Total current assets	309,933	206,167

Property, plant & equipment, net	184,616	140,382
Idled assets marketed for sale	0	18,267
Investment in Titan Europe Plc	65,881	48,467
Goodwill	11,702	11,702
Other assets	12,994	15,771
Total assets	$585,126	$440,756

Liabilities & stockholders’ equity
Current liabilities:
Short-term debt (including current portion of long-term debt)	$98	$11,995
Accounts payable	25,884	24,435
Other current liabilities	36,942	11,753
Total current liabilities	62,924	48,183

Long-term debt	291,266	190,464
Deferred income taxes	27,924	13,581
Other long-term liabilities	15,835	20,715
Stockholders’ equity	187,177	167,813
Total liabilities & stockholders’ equity	$585,126	$440,756

Contact: Courtney Leeser, Communications Coordinator
(217) 221-4489